Exhibit 10.3

DEX MEDIA, INC.

STOCK OPTION AGREEMENT

GRANT DATE:

[Address]

Dear __________:

This letter agreement (the “Agreement”) sets forth the terms and conditions of the stock option granted to you on [______________] by Dex Media, Inc. (the “Company”), in accordance with the provisions of its 2016 Stock Incentive Plan (the “Plan”).

Your Option (as such term is defined in paragraph 1 below) is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement. This grant is only effective if you sign and return to the Company a copy of this Agreement evidencing your agreement with the terms and conditions of your Option. Any terms used in this Agreement and not defined have the meanings set forth in the Plan.

1.	Option Grant

You have been granted an option (the “Option”) to purchase [_______] shares of the Company’s Common Stock (“Common Stock”). The Option is a “non-qualified stock option” and is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Exercise Price

The price at which you may purchase the shares of Common Stock covered by the Option is $2.04 per share.

3.	Term of Option

Your Option expires in all events on [______________] (the “Option Expiration Date”). However, your Option may terminate prior to the Option Expiration Date as provided in paragraph 7 of this Agreement upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of paragraph 7, in no event can your Option be exercised after the Option Expiration Date.

4.	Exercisability of Option

(a)           Unless it becomes exercisable on an earlier date as provided in paragraph 7 or 11 below, your Option will become exercisable as described below, provided that you continue to provide service to the Company or one of its Affiliates on each such date.

Vesting Date	Amount Vesting
January 1, 2018	1/3 of your Options
January 1, 2019	1/3 of your Options
January 1, 2020	1/3 of your Options

(b)           To the extent your Option has become exercisable, you may exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires or terminates. You may only purchase a whole number of shares.

5.	Manner of Exercise

You may exercise your Option by giving written notice to the Company (on the Exercise Agreement attached hereto as Exhibit A or any other form acceptable to the Company) of the number of shares of Common Stock desired to be purchased. The notice must be hand delivered or mailed to the Company at its headquarters office (currently 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX 75261); Attention: Deb Ryan, EVP – Chief Human Resources Officer. The notice must be accompanied by tender in full of the exercise price, in cash (including check, bank draft, money order, or wire transfer to the order of the Company). You may also exercise your Option by payment of the exercise price in shares of Common Stock, by delivery of the documents necessary to arrange for payment of the exercise price by means of a broker-assisted cashless exercise, or by a net share exercise, subject to the terms and conditions set forth in paragraphs 6(a), 6(b) and 6(c) below. Except as provided in paragraph 8 below, your Option will be deemed exercised on the date the Exercise Agreement or other notice of exercise acceptable to the Company (with accompanying payment of the exercise price) is hand delivered or, if mailed, postmarked.

The shares of Common Stock you will receive upon exercise of your Option may consist of authorized but unissued shares or treasury shares of the Company, as determined from time to time by the Company’s Board of Directors.

6.	Satisfaction of Exercise Price other than with Cash

(a)           Payment in Common Stock. If the Company is subject to the reporting requirements of the Exchange Act and the Common Stock is publicly traded at the time of your exercise, your Option may be exercised by the delivery of shares of Common Stock which you have owned for at least six months. Such shares will be valued at their Fair Market Value (as defined in the Plan) at the close of trading on the date of exercise. The stock certificates for the shares you deliver in payment of the exercise price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be delivered. Only whole shares may be delivered. Any portion of the exercise price in excess of the fair market value of a whole number of shares must be paid in cash. If a certificate delivered in exercise of your Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the excess shares.

(b)           Broker-Assisted Cashless Exercise. If the Company is subject to the reporting requirements of the Exchange Act and the Common Stock is publicly traded at the time of your exercise, you may exercise your Option by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise.

(c)           Net Share Exercise. If the Committee has authorized net exercise, you may exercise your Option by delivering to the Company a written exercise notice (on the Exercise Agreement attached hereto as Exhibit A or any other form acceptable to the Company) that directs the Company to withhold a sufficient number of the shares of Common Stock acquired upon exercise to satisfy the aggregate exercise price and tax withholding obligation with respect to the shares of Common Stock to which the Option is being exercised. For purposes of this provision, the shares of Common Stock applied to satisfy the exercise price and withholding obligation shall be valued in the same manner as provided under paragraph 6(a).

7.	Termination of Employment or Other Service With the Company

(a)           General. Except as otherwise provided by the terms of an employment agreement with the award holder, the following rules apply to your Option in the event of your death, Disability, or other termination of service.

(i)	Termination for Reasons Other than Cause, Death, or Disability. If your service with the Company terminates for any reason other than death, Disability, or termination for Cause, your Option will terminate 90 days after such termination of service or, if earlier, the Option Expiration Date. Following the termination of your service, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your service.

(ii)	Death or Disability. If your service with the Company terminates by reason of death or Disability, your Option will terminate 6 months following such termination of employment or service with the Company, or, if earlier, the Option Expiration Date. Following the termination of your service, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your service.

(iii)	Termination for Cause. If your service with the Company is terminated for Cause, your Option, whether vested or unvested, will immediately terminate.

(b)           Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of service with the Company, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of paragraph 7(a), but not beyond the expiration date of your Option as set forth in paragraph 3 above.

(c)           Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your service with the Company, and its determination shall be final, conclusive and binding upon you.

8.	Restrictions on Option Exercise

(a)           At the time of exercise of your Option, you will be required to execute appropriate documents making you subject to the Stockholders’ Agreement which, among other things, provides for certain restrictions on the transfer of Common Stock. All of the terms of the Stockholders’ Agreement are incorporated herein by reference.

(b)           Without limitation of the Stockholders’ Agreement, if at the time of exercise, the Company has not had an initial public offering, then, as a condition to the exercise of your Option, you will be required to agree that the shares acquired upon exercise of your Option will be subject to such restrictions on disposition (“lock-up” provisions) as may be imposed on such shares by the Company’s underwriters in connection with the Company’s initial public offering.

(c)           Even though your Option is otherwise exercisable, your right to exercise the Option will be suspended if the Committee or the Company determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will not extend the term of your Option or the period during which it may be exercised. The Company has no obligation to register the Common Stock under federal or state securities laws.

(d)           Even though your Option is otherwise exercisable, the Committee or the Company may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:

(i)	the shares to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;

(ii)	the consent or approval of any government regulatory body is required and has not been obtained;

(iii)	the satisfaction of withholding tax is required and has not occurred;

(iv)	representations by you or other information is necessary or desirable in order to comply with any federal or state securities laws or regulations, and you have not provided such representations or information; or

(v)	an agreement by you with respect to the disposition of shares to be acquired upon exercise of your Option is necessary or desirable in order to comply with any federal or state securities laws or regulations, or is required by the terms of this Agreement, and you have not executed such agreement.

(e)           In any of the circumstances described in this paragraph 8, the Committee or the Company may act either before or within ten (10) business days after your delivery of a notice of exercise, in which case your attempted exercise will have no effect.

9.	Income Tax Withholding

In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

10.	Non-transferability of Option

The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 3 and 7) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by reason of your death.

11.	Change in Control

Except as otherwise provided in the Company’s Executive Severance Plan, upon a Change in Control of the Company, the Board may take such action as it in its sole discretion deems appropriate to (i) accelerate the time when awards vest and/or may be exercised, (ii) cash out outstanding awards at or immediately prior to the date of such event (by payment of the amount, if any, by which the Fair Market Value of the Common Stock at the time exceeds the exercise price of the award of Options), (iii) provide for the assumption of outstanding awards by surviving, successor or transferee corporations, and/or (iv) provide that Options shall vest and be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options shall terminate.

12.	Adjustment in Certain Events

In the event of specified changes in the Company’s capital structure, the Board of Directors shall make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number, exercise price and kind of shares covered by outstanding awards to the extent necessary to preserve the economic intent of such award. This Agreement will continue to apply to your Option as so adjusted.

13.	Company Repurchase Rights

The Company shall have the right in its sole discretion to repurchase shares of Common Stock acquired pursuant to the exercise of this Option, at the then Fair Market Value of such shares, at any time within one year after your termination of employment or other service for the Company. The repurchase shall be deemed to have occurred when the Company has mailed a check to you at your address on the books of the Company. The Company’s repurchase rights under this paragraph 13 shall terminate upon the Company becoming subject to the reporting requirements of the Exchange Act.

14.	Confidentiality

The terms and conditions of your Option, including this Award Agreement are strictly confidential. You cannot share this information with any person other than the members of your immediate family or your tax/financial advisor. Your failure to comply with such confidentiality will result in an immediate forfeiture of your Option.

15.	Disqualifying Conduct

In the event you engage in Disqualifying Conduct (as defined in the Plan) during your employment or other service for the Company or within two years after your termination of employment or service, then your award, whether vested or unvested, shall be forfeited.

16.	No Guarantee of Continued Service

The grant of this Option does not constitute an assurance of continued service for any period or in any way interfere with the Company’s right to terminate your service or to change the terms and conditions of your service.

17.	Notices

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of Deb Ryan, EVP – Chief Human Resources Officer, and to you at the address reflected or last reflected on the Company’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage and registry or certification fee prepaid) in a government post office of mailbox or sent by nationally recognized overnight courier. Any such notice shall be given only when received, but if you are no longer employed by the Company or providing services to it, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with this paragraph 17 (or, if sent for overnight delivery by a nationally recognized overnight courier, on the next business day).

18.	Plan

The Option and all of your rights under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. You agree to be bound by the terms of the Plan and this Agreement. You acknowledge having read the Plan and this Agreement.

19.	Administration

The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.

20.	Entire Agreement; Amendment

This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

The Committee may from time to time amend the terms of this grant or the rules and regulations governing this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this Option.

21.	Effect of this Agreement

This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

22.	Governing Law; Arbitration; Severability; Miscellaneous

(a)           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof that would give effect to the law of another state.

(b)           Construction. The language of all parts of the Plan and this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(c)           Limited Rights. You shall have no rights as a stockholder of the Company with respect to the Option. Your rights with respect to the shares of Common Stock delivered upon exercise of your Option after the date of such issuance are subject to the terms and conditions set forth herein.

(d)           Severability. If it is determined that any portion of this Agreement or the Plan is in violation of any statute or public policy, then only the portions of this Agreement or the Plan, as applicable, that violate such statute or public policy shall be stricken, and all portions of this Agreement and the Plan that do not violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any court order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

(e)           Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)           Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g)           Death or Disability. References herein to obligations applicable to you as an optionee (excluding, for purposes of clarity, the requirement that all services that are a precondition to vesting and exercisability of the Option be performed by you) shall include references to your beneficiary or personal representative if you die or become incapacitated.

(h)           Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

23.	Data Privacy

You expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and affiliates, and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing participation in the Plan. You expressly waive any data privacy rights you may have with respect to such information.

This Agreement contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. Please sign below to evidence your acceptance of this Option on the terms and conditions set forth in this Agreement, and return a signed copy of this Agreement to Deb Ryan, EVP – Chief Human Resources Officer, at the Company’s Dallas headquarters.

DEX MEDIA, INC.

By:
Name: Deb Ryan
Title: EVP – Chief Human Resources Officer

ACCEPTANCE OF OPTION:

I have read, understand, and agree to the terms and provisions of this Option, including without limitation, the restrictions on my right to exercise the Option (set forth in paragraph 8), the provisions regarding the Company’s right to repurchase the shares I acquire upon exercise of my Option (as set forth in paragraph 13) and the consequences of violating the confidentiality restriction applicable to my Option (as set forth in paragraph 14).

(signature of employee)

(print name)

EXHIBIT A

EXERCISE AGREEMENT

Exercise Date

Dex Media, Inc.

2200 West Airfield Drive

P.O. Box 619810

DFW Airport, TX 75261

Attention:      Chief Human Resources Officer

Gentlemen:

I hereby exercise the following stock options (the “Options”) granted to me by Dex Media, Inc. (the “Company”) under the Dex Media, Inc. 2016 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement between me and the Company dated ________ (the “Stock Option Agreement”) as indicated below:

Date of Option Grant	No. of Shares	Exercise Price Per Share	Total Price

1.	Check one:

Enclosed is payment of $______, representing the aggregate exercise price for the Options being exercised.

I elect to exercise the Options under the net exercise procedure set forth in paragraph 6(c) of my Stock Option Agreement. [Available only if authorized by the Committee.]

I elect to exercise the Options by delivery of _________ shares of Common Stock under the exercise procedure set forth in paragraph 6(a) of my Stock Option Agreement and enclose the applicable stock certificates duly endorsed or accompanied by appropriate stock powers for such exercise. [Available only if the Company is subject to the reporting requirements of the Exchange Act and the Common Stock is publicly traded.]

I elect to exercise the Options under the broker-assisted cashless exercise procedure set forth in paragraph 6(b) of my Stock Option Agreement and have delivered the required authorizations to a broker approved by the Company. [Available only if the Company is subject to the reporting requirements of the Exchange Act and the Common Stock is publicly traded.]

2.            I understand that the shares of the Common Stock that I will receive upon exercise of my Options have not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state law. I understand that the shares are intended to be issued pursuant to an exemption from such registration, which must be available at the time of my option exercise in order to permit the issuance of shares to me.

3.            I understand that the shares I acquire upon exercise of my Options must either be registered under the Securities Act prior to my sale of them or must be sold in a transaction which is exempt from the Securities Act. I hereby agree that I will not sell or otherwise transfer the shares I receive upon exercise of my Options until such shares shall have been registered under the Securities Act or until I have delivered to the Company an opinion of counsel acceptable to the Company that an exemption from registration is available. I hereby agree to indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares is contrary to the representation and agreement referred above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act, if applicable and any other federal or state securities laws or regulations.

4.            I hereby agree that if I exercise my Options before the Company’s initial public offering, the shares acquired upon exercise of my Options will be subject to such restrictions on disposition (“lock-up” provisions) as may be imposed on such shares by the Company’s underwriters in connection with the Company’s initial public offering.

5.            I understand that any stock certificates issued to me upon exercise of my Options will contain legends reflecting the restrictions described above. I further understand that unless the Committee determines otherwise, any stock certificates issued to me upon exercise of my Options will be registered in my name, but will be held by the Company.

6.            It is my intention that this letter and my tender of the exercise price shall constitute an agreement between the Company and me for the sale by the Company and the purchase by me of the number of shares of Common Stock stated at the price indicated, and that this agreement shall be binding upon us as of the date this letter is postmarked, or if delivery is by hand, on the date so delivered. However I understand and agree that this exercise will not be effective if, either before or within ten business days after the Company receives this agreement, the Committee declares my exercise ineffective for one of the reasons set forth in paragraph 8 of my Stock Option Agreement.

Very truly yours,

Optionee Signature

Print or type name